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                                                                   Exhibit 8.1

                            Willkie Farr & Gallagher
                              One Citicorp Center
                              153 East 53rd Street
                               New York, NY 10022
                           Telephone: (212) 821-8000
                           Facsimile: (212) 821-8111


July 24, 1997



CalEnergy Capital Trust II
c/o CalEnergy Company, Inc.
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

CalEnergy Company, Inc.
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

Re:   CalEnergy Company, Inc.;
      CalEnergy Capital Trust II;
      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CalEnergy Company, Inc., a Delaware corporation (the "Company"), and CalEnergy Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3, as filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on July 1, 1997, and Amendment No. 1 thereto, as filed with the Commission on the date hereof (such registration statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration under the Act of (i) 3,600,000 6-1/4% Trust Convertible Preferred Securities (liquidation preference $50 per each of the Trust Convertible Preferred Securities) (the "Convertible Preferred Securities") representing undivided beneficial ownership interests in the assets of the Trust; (ii) the 6-1/4% Convertible Junior Subordinated Debentures due 2012 (the "Convertible Junior Subordinated Debentures") of the Company, which may be distributed under certain circumstances to the holders of the Convertible Preferred Securities;
(iii) the shares of common stock, par value $.0675 per share (the "Common Stock"), of the Company, issuable upon conversion of the Convertible Preferred Securities and the Convertible Junior Subordinated Debentures; and (iv) the Preferred Securities

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CalEnergy Capital Trust II
CalEnergy Company, Inc.
July 24, 1997
Page 2


Guarantee of the Company (as defined in the Registration Statement).

We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "UNITED STATES TAXATION" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Convertible Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Convertible Preferred Securities under current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement and in the related Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher